Exhibit 99.1

Western Digital Announces CEO Succession Plan

Steve Milligan Intends to Retire as Western Digital CEO; Will Continue to

Serve as CEO Until a Successor is Appointed

Board Commences Search to Identify Company’s Next CEO

SAN JOSE, Calif. – October 30, 2019 – Western Digital Corp. (NASDAQ: WDC) today announced that Steve Milligan, chief executive officer and a member of the Western Digital Board of Directors (“the Board”) since January 2013, has informed the Board that he intends to retire as the Company’s CEO. Milligan will continue to serve as CEO until the Board has identified and appointed a successor, and then will remain with the Company in an advisory role until September 2020 to ensure a smooth transition. He will also remain a director on the Company’s Board for a transition period after his successor is appointed.

The Board has initiated a search to identify Western Digital’s next CEO, and has engaged Heidrick & Struggles, a leading executive search firm, to assist in the process. In order to facilitate a comprehensive process, the Board will evaluate both internal and external candidates.

“On behalf of the Board, I want to thank Steve for his significant contributions and dedicated years of service to Western Digital,” said Matthew Massengill, chairman of the Board. “Since his appointment as CEO in 2013, Steve has led Western Digital’s transformation from a storage component provider to a diversified enabler of data infrastructure. Western Digital today has the broadest portfolio in the industry, offering customers a powerful combination of HDD storage and flash memory products. Steve has successfully driven the execution of many key strategic initiatives, including the Company’s acquisition of SanDisk, the integration of Western Digital, HGST and SanDisk, as well as the extension of Western Digital’s 19-year partnership with Kioxia (formerly Toshiba Memory Corporation). Under Steve’s leadership, Western Digital has also built a strong culture of ethics and integrity, garnering international recognition as one of the World’s Most Ethical Companies.”

“Western Digital has significantly evolved since I first joined in 2002, and it has been an honor to lead this talented team through critical and transformative periods – not only for our company, but for the entire industry,” said Milligan. “We are currently at an inflection point in the semiconductor cycle and, as we prepare for a cyclical upturn, now is the right time to begin the transition to Western Digital’s next phase of leadership. Together, we have built a powerful platform and resilient business model that has remained nimble despite challenging market conditions. Importantly, I am confident in our team’s ability to build on our momentum to drive long-term growth and value creation.”

“The Board and management team are committed to ensuring a smooth transition, and we are grateful that we’ll continue to benefit from Steve’s experience and perspective throughout this process,” said Massengill. “As the Board conducts its search for Steve’s successor, we are focused on identifying a strong leader with a proven track record of operating successfully at scale while defining and executing a growth strategy driven by innovation, operational excellence, and world-class talent development.”

In a separate press release issued today, Western Digital announced its financial results for the first quarter of fiscal 2020 and its business outlook for the second quarter of fiscal 2020. The press release is available on Western Digital’s Investor Relations website at investor.wdc.com.

About Steve Milligan

Milligan has served as Western Digital CEO and as a director since January 2013. He first joined the Company in 2002 and served as chief financial officer from 2004 to 2007. From 2007 to 2009, he served as chief financial officer of Hitachi Global Storage Technologies (HGST). In 2009, Milligan was appointed president and CEO of HGST, where he led a significant operational and financial turnaround that culminated in Western Digital’s acquisition of HGST in March 2012. Since rejoining Western Digital in 2012, Milligan has led the Company’s ongoing evolution from a provider of storage components to a global diversified enabler of data infrastructure. He also led the acquisition of SanDisk in 2016, which further positioned Western Digital as a long-term growth brand. Under Milligan’s leadership, Western Digital has built a strong portfolio of HDD and flash products, including industry leading capacity enterprise drives and 3D-flash technology, that uniquely positions the Company to provide new architectures and capabilities to manage the volume, velocity and variety of data. Milligan serves as board chairman of the Silicon Valley Leadership Group and is also on the board of directors of Autodesk, Ross Stores, Inc. and The Ohio State University Foundation.

About Western Digital

Western Digital, a leader in data infrastructure, creates environments for data to thrive. The company is driving the innovation needed to help customers capture, preserve, access and transform an ever-increasing diversity of data. Everywhere data lives, from advanced data centers to mobile sensors to personal devices, our industry-leading solutions deliver the possibilities of data. Our data-centric solutions are marketed under the G-Technology™, SanDisk®, WD®, and the Western Digital® brands.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements regarding the company’s succession plan for the chief executive officer position and plans for a smooth transition to a new chief executive officer; growth opportunities; market position; product portfolio; and business model. Forward-looking statements should not be read as a guarantee of future performance or results and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Key risks and uncertainties include: volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of restructuring activities and cost saving initiatives; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; the outcome of legal proceedings; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-K filed with the SEC on August 27, 2019, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

© 2019 Western Digital Corporation or its affiliates. All rights reserved. Western Digital, the Western Digital logo, G-Technology, SanDisk, and WD are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the US and/or other countries. All other marks are the property of their respective owners.

Contacts

Jim Pascoe

Western Digital Media Relations

408.717.6999

jim.pascoe@wdc.com

Peter Andrew

Western Digital Investor Relations

949.672.9655

peter.andrew@wdc.com